                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is made as of the 6th day of November, 2000, among Infinity Broadcasting Corporation of Illinois, a Delaware corporation, Infinity Broadcasting Corporation, a Delaware corporation (collectively, "SELLER"), and Salem Communications Corporation, a Delaware corporation (together with its permitted assignee, "BUYER").

         Seller owns, operates and is the licensee of radio broadcast station WXRT(AM), 1160 kHz, Chicago, Illinois (the "STATION").

         Buyer desires to acquire certain assets used in the operation of the Station.

         Article 13 of this Agreement contains a glossary of defined terms.

         Therefore, in consideration of the mutual promises set forth below, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                             ASSETS TO BE CONVEYED

         1.1. CLOSING. The closing of the sale and purchase of the Station Assets (the "CLOSING") shall take place in the office of Leventhal, Senter & Lerman P.L.L.C., 2000 K Street, N.W., Suite 600, Washington, D.C., at 10:00 a.m., local time, ten business days following the date of satisfaction or waiver of the conditions set forth in SECTION 7.1(b) (Governmental Consents).

         1.2. TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in the following assets (the "STATION ASSETS"):

                  (a) the licenses, permits and other authorizations for the Station issued to Seller by the FCC as set forth on SCHEDULE 1.2(a) (the "FCC LICENSES") and, to the extent they are assignable, all other licenses, permits, franchises, authorizations and other similar rights issued by any other federal, state or local governmental authority that are used exclusively in the operation of the Station;

                  (b) the equipment and other tangible personal property set forth in SCHEDULE 1.2(b) (the "TANGIBLE PERSONAL PROPERTY");

                  (c) the owned real property (the "OWNED REAL PROPERTY") and leased real property (the "REAL PROPERTY LEASE", and together with the Owned Real Property, the "REAL PROPERTY") identified on SCHEDULE 1.2(c); and

                  (d) the Station's public inspection and political files and other records required by the FCC to be kept by the Station, filings and correspondence with the FCC relating to the Station, and such log books, technical information, engineering data and rights under manufacturers' warranties, all as exist at Closing and as relate exclusively to the Station Assets.

The Station Assets shall be conveyed to Buyer free and clear of all Liens, except as otherwise expressly provided in this Agreement. The Station Assets shall be delivered as is, where is, without any representation or warranty by Seller except as expressly set forth in this Agreement, and Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in Article 3 hereof.

         1.3. EXCLUDED ASSETS. The Station Assets shall not include any of the following:

                  (a) cash, cash equivalents or similar type of investments such as certificates of deposit, money market instruments, Treasury bills or other marketable securities on hand and/or in banks, or deposits or prepaid expenses of Seller;

                  (b) insurance policies, promissory notes, amounts due from employees, bonds, letters of credit or other similar items, or any cash surrender value in regard thereto;

                  (c) pension, profit sharing or cash or deferred (Section 401(k)) plans or trusts or assets thereof or other employee benefit plans or arrangements or the assets thereof of Seller;

                  (d) duplicate copies of such records as necessary to enable Seller to prepare and file tax returns and reports, original financial statements or supporting materials, books or records that Seller is required by law to retain, or records of Seller relating to the sale of the Station Assets, the corporate organization, existence or capitalization of Seller, or related solely to internal corporate matters of Seller;

                  (e) interest in and to refunds of Taxes for periods prior to the Closing Date;

                  (f) accounts receivable relating to or arising out of the operation of the Station prior to the Effective Time;

                  (g) tangible and intangible personal property disposed of or consumed between the date of this Agreement and the Closing Date, as permitted under this Agreement;

                  (h)      the call sign WXRT(AM);

                  (i) the studios and office facilities of the Station, all equipment and furniture located therein, and all contracts relating to such office or studio space or equipment located therein, unless such equipment, furniture or contract is identified on SCHEDULE 1.2(b);

                  (j)     personnel records of employees of the Station;

                  (k) all items of personal property owned by personnel at the Station;

                  (l)     the items identified on SCHEDULE 1.3(l);

                  (m) rights under any contract other than the Real Property Lease;

                  (n)     rights to any program or programming material;

                  (o) any trademark, trade name, service mark, franchise, copyright, jingle, logo and slogan or other intellectual property right or interest; or

                  (p) the goodwill and value of the Station as a going concern.

         1.4. ASSUMPTION OF OBLIGATIONS. At the Closing, Buyer shall assume and undertake to pay, satisfy or discharge (a) the liabilities, obligations and commitments arising or accruing on and after the Effective Time under the Real Property Lease, and (b) the liabilities, obligations and commitments arising from or relating to the ownership of the Station on and after the Effective Time (collectively, the "ASSUMED OBLIGATIONS").

         1.5 NO OTHER OBLIGATIONS ASSUMED. Except as provided in SECTION 1.4, Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby to have assumed or to have agreed to discharge or perform any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise.

         1.6.     SECTION 1031 ASSET EXCHANGE.

                  (a) Seller may desire to effect the transfer and conveyance of the Station Assets as part of a deferred like-kind exchange under Section 1031 of the Code for other like-kind assets to be identified and acquired with the Purchase Price. In order to effect the deferred like-kind exchange, Seller may give written notice to Buyer of its intention to effect the deferred like-kind exchange. Seller may at any time at or prior to the Closing assign its right to receive the Purchase Price, or any part thereof, under this Agreement to a "qualified intermediary" as defined in Treas. Reg. Sec. 1.1031(k)-1(g)(4), subject to all of Buyer's rights and obligations hereunder, and shall promptly provide written notice of such assignment to all parties hereto. Buyer shall cooperate with all reasonable requests of Seller and Seller's qualified intermediary in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code; provided, however, that

Buyer shall not incur any tax disadvantage as a result of its cooperation and the Closing shall not be delayed. Buyer shall in no event be responsible for Seller's failure to obtain Section 1031 treatment with respect to the disposition of the Station Assets. Without limiting the generality of the foregoing, at the Closing Buyer shall, at Seller's request, deliver to Seller an Assignment, Acceptance and Notice and a Reassignment and Assumption Agreement substantially in the form of Exhibit B and C (together, the "QUALIFIED INTERMEDIARY DOCUMENTS").

                  (b) Buyer may desire to effect the acquisition of the Station Assets as part of a deferred like-kind exchange under Section 1031 of the Code in lieu of buying such assets hereunder. In order to effect the deferred like-kind exchange, Buyer may give written notice to Seller of its intention to effect the deferred like-kind exchange. Buyer may at any time at or prior to the Closing assign its rights to purchase the Station Assets to a "qualified intermediary" as defined in Treas. Reg. Sec. 1.1031(k)-1(g)(4), subject to all of Seller's rights and obligations hereunder, and shall promptly provide written notice of such assignment to all parties hereto. Seller shall cooperate with all reasonable requests of Buyer and Buyer's qualified intermediary in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code; provided, however, that Seller shall not incur any tax disadvantage as a result of its cooperation and the Closing shall not be delayed. Seller shall in no event be responsible for Buyer's failure to obtain Section 1031 treatment with respect to the acquisition of the Station Assets. Without limiting the generality of the foregoing, at the Closing Seller shall, at Buyer's request, accept payment of the Purchase Price from Buyer's qualified intermediary rather than from Buyer, which payment shall discharge the obligation of Buyer to pay the Purchase Price.

         1.7. STUDIOS EXCLUDED. The Station's studio is currently shared with commonly owned Station WXRT(FM), Chicago, Illinois, at 4949 West Belmont Avenue, Chicago, in a building owned by an affiliate of Seller. The current studio space will not, therefore, be available for use by Buyer, and Buyer will obtain a new studio for the Station. To accomplish the relocation of the Station's studio, the parties agree that (a) at the Effective Time, the Station will cease operation; (b) as soon thereafter as Buyer desires, but no later than three business days after the Closing, Buyer will remove from the Station's current studio location any Tangible Personal Property that is located there; provided that Seller may supervise such removal for the purpose of protecting the personal property that will remain at the current studio location; (c) Buyer will be responsible for relocating and reinstalling such Tangible Personal Property, as it sees fit, and for resuming operation of the Station; and (d) Seller shall reasonably cooperate with Buyer but shall not be liable for any difficulties encountered in such removal, relocation or reinstallation of the Tangible Personal Property or resumption of Station operation.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1.     PURCHASE PRICE.

                  As consideration for the sale of the Station Assets, Buyer shall (i) in addition to assuming the Assumed Obligations, pay Seller $29,000,000 (the "PURCHASE PRICE") by wire transfer (initiated prior to 2:00 p.m., New York City time, on the Closing Date) of immediately available funds in accordance with wire transfer instructions that Seller shall deliver to Buyer prior to the Closing and (ii) cause its affiliate to execute and deliver and perform under that certain relocation agreement which the parties thereto are entering into simultaneous with the execution of this Agreement. The Purchase Price shall be subject to adjustment pursuant to SECTION 2.4.

         2.2.     [INTENTIONALLY OMITTED.]

         2.3. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Station Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro, BIA or such other appraisal firm as the parties may mutually agree, and such appraisal and allocation shall be completed prior to Closing unless otherwise agreed to by the parties. Seller and Buyer agree to use the allocations determined pursuant to this SECTION 2.3 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). The cost of such appraisal shall be shared equally by Buyer and Seller.

         2.4.     ADJUSTMENTS TO PURCHASE PRICE; PRORATIONS.

                  (a) All income and expenses arising from the conduct of the business or operation of the Station shall be prorated between Buyer and Seller as of 12:01 a.m. local Chicago time, on the Closing Date (the "EFFECTIVE TIME") in accordance with generally accepted accounting principles consistently applied. Such prorations shall be based upon the principles that Seller shall be entitled to all income earned and shall be responsible for all liabilities and obligations accruing in connection with the operation of the Station until the Effective Time, and Buyer shall be entitled to such income earned and be responsible for such liabilities and obligations accruing in connection with the operation of the Station thereafter. Such prorations shall include all AD VALOREM and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in SECTION 12.1), deposits, utility expenses, liabilities and obligations under the Real Property Lease, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Station. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

                  (b) Buyer and Seller shall use reasonable efforts to complete the proration process within 60 days after Closing. If the parties are unable to resolve a dispute regarding prorations within 60 days following Closing, the dispute shall be submitted within 10 days to an independent certified public accountant mutually agreed upon by Buyer and Seller (the "REFEREE") for resolution of the dispute, such resolution to be made within 30 days after submission to the Referee and to be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expense of the Referee, but each party shall bear its own legal and other expenses, if any. Payment by Buyer or Seller, as the case may be, for the proration amounts determined pursuant to this SECTION 2.4 shall in no event be made later than fifteen days after the notice to Seller and Buyer of the resolution of the disputed amount by the Referee. All proration payments shall be treated as an adjustment to the Purchase Price.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1. ORGANIZATION; GOOD STANDING. Each Seller (a) is a corporation duly incorporated, validity existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is qualified to do business as a foreign corporation and is in good standing in such jurisdictions in which the failure to so qualify would have a material adverse effect on its abilities to perform its obligations hereunder; and (c) has all requisite corporate power and authority to lease, own and operate the Station Assets that it is conveying hereunder, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder.

         3.2. AUTHORIZATION AND BINDING OBLIGATION. Seller has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated hereby and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         3.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 5 (Governmental Consents), the execution, delivery and performance of this Agreement by Seller: (a) do not and will not violate any provisions of Seller's organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to be included in the Station Assets.

         3.4. LITIGATION. There is no claim, litigation, arbitration or proceeding pending or, to the knowledge of Seller, threatened before or by any court, governmental authority or arbitrator that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Seller's performance of its obligations under this Agreement.

         3.5.     FCC LICENSES.

                  (a) SCHEDULE 1.2(a) lists the material FCC Licenses used exclusively in the operation of the Station. Buyer acknowledges that Seller may hold certain broadcast auxiliary and other ancillary FCC licenses, permits and authorizations which the Station shares with other radio stations being retained by Seller and that such licenses, permits or authorizations are not included in the FCC Licenses. The FCC Licenses are valid and in full force and effect. All required FCC regulatory fees with respect to the FCC Licenses have been paid. Seller has filed or made all material applications, reports, and other disclosures required by the FCC to be filed or made by Seller with respect to the Station. The FCC Licenses have been issued for the full terms, expiring on December 1, 2004, and the FCC Licenses are not subject to any condition except for conditions shown on the face of the FCC Licenses, applicable to radio broadcast licenses generally or as otherwise disclosed in SCHEDULE 1.2(a).

                  (b) Except as set forth in SCHEDULE 1.2(a), to Seller's knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Station, other than proceedings affecting the radio broadcasting industry generally.

                  (c) Except as set forth in SCHEDULE 1.2(a), Seller has no reason to believe that the FCC Application might be challenged or might not be granted by the FCC in the ordinary course.

                  (d) The Station is being operated at full authorized power in material compliance with the terms and conditions of the FCC Licenses applicable to it and the rules and regulations of the FCC.

                  (e) Seller has maintained the Station's public inspection file in substantial and material compliance with Section 73.3526 of the FCC's rules.

         3.6. TANGIBLE PERSONAL PROPERTY. Except as disclosed on SCHEDULE 1.2(b), Seller has good title to the Tangible Personal Property free and clear of all Liens. Except for Tangible Personal Property that is obsolete or no longer used in the operation of the Station, and except as set forth in SCHEDULE 1.2(b), the Tangible Personal Property in existence on the date of this Agreement is in normal working condition, consistent with industry practices, subject to ordinary wear and tear. To Seller's knowledge, there is no defect in the condition or operation of any item of Tangible Personal Property which is reasonably likely to have a material adverse effect on the operation of the Station.

         3.7.     REAL PROPERTY INTERESTS.

                  (a) The Real Property constitutes in all material respects all real property interests, including all leases, used to any extent in the operation of the Station's transmitter site in the manner in which it is now operated. Seller does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Real Property within the past four months which shall not be paid in full on or before the Closing Date. To Seller's knowledge, Seller's present use of the Real Property is in compliance with all applicable zoning codes in effect as of the date hereof, and Seller has not received any notices of uncorrected violations of the applicable housing, building, safety or fire ordinances. The Real Property is served by electricity and water in capacities adequate for the present use of the Real Property and improvements thereon. Seller has not made any other agreement for the sale or lease of, or given any other person an option to purchase or lease or a right of first refusal to purchase or lease, all or any part of the Real Property, and Seller has not subjected the Real Property to any Liens not of record. Seller has, or at the Closing will have, title to the Owned Real Property free and clear of all Liens.

                  (b) Seller has delivered to Buyer a true and complete copy of the Real Property Lease. The Real Property Lease is legally valid, binding and enforceable by Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Seller has complied in all material respects with the Real Property Lease. Neither Seller nor, to Seller's knowledge, any other party is in material default under the Real Property Lease as of the date hereof. Seller has full legal power and authority to assign its rights under the Real Property Lease to Buyer in accordance with this Agreement, and such assignment does not require the consent of any third party or affect the validity, enforceability and continuity of the Real Property Lease. Seller holds a valid leasehold interest under the Real Property Lease, free and clear of all Liens, excluding Liens not created by Seller which affect the underlying fee interest of the leased real property under the Real Property Lease and Liens not objected to by Buyer pursuant to Section 6.7(c) of this Agreement. For so long as Seller fulfills its obligations under the Real Property Lease, Seller has enforceable rights to quiet enjoyment under such Real Property Lease.

         3.8.     ENVIRONMENTAL MATTERS.

                  (a) Seller has obtained all material, environmental, health and safety permits necessary or required for either the operation of the Station as currently operated or the ownership of the Station Assets and all such permits are in full force and effect and Seller is in compliance with all material terms and conditions of such permits.

                  (b) To Seller's knowledge, there is no proceeding pending or threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Station as currently conducted or the ownership of the Station Assets.

                  (c) With respect to the Station and the Station Assets, Seller is in compliance in all material respects with the provisions of Environmental Laws.

                  (d) Seller has not, and to Seller's knowledge, no other person or entity has caused or permitted materials to be generated, released, stored, treated, recycled, disposed of on, under or at such parcels, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and /or stored appropriately in the buildings or improvements on the Real Property). Seller has not caused the migration of any materials from the Station Assets onto or under any property, which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under Environmental Laws. To the best of Seller's knowledge, there are no underground storage tanks and no PCBs or friable asbestos in or on the Station Assets or Real Property.

                  (e) Seller is not subject to any judgment, decree, order or citation with respect to the Station Assets related to or arising out of Environmental Laws, and Seller has not received notice that it has been named or listed as a potentially responsible party by any person or governmental body or agency in any matter under Environmental Laws.

                  (f) Seller has not discharged or disposed of any petroleum product or solid waste on the Real Property or on the property adjacent to the Real Property owned by third parties, which, to Seller's knowledge, may form the basis for any present or future claim based upon the Environmental Laws or any demand or action seeking clean-up of any site, location, body of water, surface or subsurface, under any Environmental Laws or otherwise, or which may subject the owner of the Owned Real Property to claims by third parties (except to the extent third party liability can be established) for damages.

                  (g) No portion of the Station Assets have ever been used by Seller, nor, to the best of Seller's knowledge, by any previous owner of the Station Assets, or any of them, in material violation of Environmental Laws or as a landfill, dump site or any other use which involves the disposal or storage of Hazardous Materials on-site or in any manner which may materially adversely affect the value of the Real Property or the Station Assets.

                  (h) No pesticides, herbicides, fertilizers or other materials have been used on, applied to or disposed of by Seller on or in the Station Assets in material violation of any Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and/or stored appropriately in the buildings or improvements on the Real Property).

                  (i) With respect to the Station Assets, and to Seller's knowledge, Seller has disposed of all waste in full compliance with all Environmental Laws and, to Seller's knowledge, there is no existing condition that may form the basis of any present or future claim, demand or action seeking clean up of any facility, site, location or body of water, surface or subsurface, for which the Buyer could be liable or responsible solely as a result of the disposal of waste at such site by a prior owner of the Station Assets.

                  (j) To Seller's best knowledge, Seller is in material compliance with all OSHA Laws applicable to the Station Assets.

         3.9.     COMPLIANCE WITH LAWS.   Seller has complied in all material
respects with, and as of the date hereof is not in any material respect in violation of, any federal, state or local laws, statutes, rules, regulations or orders relating to the operation of the Station.

         3.10. TAXES. All material Taxes in connection with Seller's ownership of the Station Assets which are due and payable or disputed in good faith have been properly paid or accrued, or are being contested in good faith by appropriate proceedings. There are no

Liens for Taxes on the Station Assets. No Seller is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

         3.11. BROKER'S FEES. Neither Seller nor any person or entity acting on Seller's behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1. ORGANIZATION AND STANDING. Buyer (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) is qualified, or by the Closing Date will be qualified, to do business as a foreign corporation and is in good standing in the State of Illinois; and (c) has, or by the Closing Date will have, all necessary corporate power and authority to own, lease and operate the Station Assets and to carry on the businesses of the Station from and after the Closing Date.

         4.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         4.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 5, the execution, delivery and performance of this Agreement by Buyer and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both) by Buyer: (a) do not and will not violate any provision of Buyer's organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not conflict with, result in a breach of, constitute a default under, or violate any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental authority; and (d) do not and will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, lease, instrument, license or permit to which Buyer is now a party or by which Buyer may be bound legally.

         4.4. LITIGATION. There is no claim, litigation, arbitration or proceeding pending or, to the knowledge of Buyer, threatened before or by any court, governmental authority or arbitrator that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Buyer's performance of its obligations under this Agreement.

         4.5. FCC QUALIFICATIONS. Buyer is qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC to be the assignee of the FCC Licenses. There are no facts known to Buyer that would delay the consummation of the transactions contemplated by this Agreement. Buyer has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course because of its qualifications.

         4.6. BROKER'S FEES. Neither Buyer nor any person or entity acting on Buyer's behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Buyer in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 5
                             GOVERNMENTAL CONSENTS

         5.1.     FCC APPLICATION.

                  (a) The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Between the date of this Agreement and the Closing, Buyer shall not directly or indirectly control the operation of the Station.

                  (b) No later than November 6, 2000, Buyer and Seller shall each prepare and jointly file the FCC Application. Buyer and Seller shall share equally the cost of any FCC filing fees for the FCC Application. Seller and Buyer shall prosecute the FCC Application in good faith and with all reasonable diligence and otherwise use their commercially reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable. If the FCC Consent imposes any condition on any party hereto, such party shall use its commercially reasonable best efforts to comply with such condition. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review.

         5.2. HSR FILING. No later than fifteen business days after the date of this Agreement, Seller and Buyer shall each make any and all required governmental filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), with respect to the transaction contemplated herein. Buyer and Seller shall each pay one-half of the HSR Act filing fee. The parties shall cooperate and take all steps necessary or proper to comply with the applicable requirements under the HSR Act, including (a) furnishing all information and filing all documents required thereunder as promptly as practicable, and (b) furnishing to each other all such necessary information, non-confidential correspondence and reasonable assistance as such other party may request in connection with all preparation, filing and compliance matters pursuant to the HSR Act.

                                    ARTICLE 6
                                    COVENANTS

         6.1.     CONDUCT OF BUSINESS.

                  (a) AFFIRMATIVE COVENANTS. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall:

                      (i) comply in all material respects with all laws applicable to Seller's use of the Station Assets, and operate and maintain the Station in all material respects in conformity with the FCC Licenses and all applicable laws, ordinances, regulations, rules and orders;

                      (ii) maintain the Station Assets consistent with Seller's past practices and repair or replace (subject to SECTION 6.4) any Station Assets that may be damaged or destroyed with items of equal or greater value or utility unless Seller determines in good faith that such a repair or replacement is not necessary or useful for the continued operation of the Station consistent with past operation;

                      (iii) timely make or provide all payments, services or other consideration due under the Real Property Lease so that all payments required to be made as of the Closing Date will have been paid, except for any amounts being contested by Seller in good faith;

                      (iv) maintain in full force and effect the FCC Licenses, and take any action necessary before the FCC, including the preparation and prosecution of applications for renewal of the FCC Licenses, if necessary, to preserve such licenses without material adverse change;

                      (v) use reasonable commercial efforts to maintain insurance upon all of the tangible Station Assets and the Station in commercially reasonable amounts and types, with insurers of a Moody rating of "A" or better;

                      (vi) promptly notify Buyer of any material default by, or claim of default against, any party under the Real Property Lease and any event or condition which, with notice or lapse of time or both, would constitute an event of default under the Real Property Lease; and

                      (vii) notify Buyer of any material litigation pending or threatened against the Station Assets or any material damage to or destruction of any assets included or to be included in the Station Assets.

                  (b) NEGATIVE COVENANTS. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not:

                      (i) take, or fail to take, any action which will cause a breach of, or default under, or termination of the Real Property Lease;

                      (ii) create, assume or permit to exist any Lien on any of the Station Assets;

                      (iii) sell, assign, lease or otherwise transfer or dispose of any of the material Station Assets, except for assets consumed or disposed of in the ordinary course of business; or

                      (iv) make any material changes in the broadcast hours of the Station.

         6.2.     ACCESS; PUBLICITY.

                  (a) Between the date hereof and the Closing Date, upon prior reasonable notice, Seller shall give Buyer and its representatives reasonable access to the Station Assets. Buyer, at its sole expense, shall be entitled to make such engineering and other inspections of the Station Assets as Buyer may desire, so long as such inspections do not unreasonably interfere with the operations of the Station.

                  (b) Neither party shall make any news release or other public announcement pertaining to the transactions contemplated by this Agreement prior to November 8, 2000, other than to file the FCC Application. Thereafter, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed) unless otherwise required by law or any regulation or rule of any stock exchange binding upon such party. Where any announcement, communication or circular concerning the transactions contemplated by this Agreement is required by law or any regulation or rule of any stock exchange, it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other party.

         6.3. NO INCONSISTENT ACTION. Between the date of this Agreement and the Closing, neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would result in its disqualification to hold the FCC Licenses or in any way delay grant of the FCC Application. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

         6.4. RISK OF LOSS. Seller shall bear the risk of any casualty loss or damage to any of the Station Assets prior to the Effective Time. Seller shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Station Asset (the

"DAMAGED ASSET") unless such Damaged Asset was obsolete and unnecessary for the continued operation of the Station consistent with Seller's past practice. If Seller is unable to repair or replace a Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, Seller shall reimburse all reasonable costs incurred by Buyer in repairing or replacing the Damaged Asset after Closing or turn over insurance proceeds plus the amount of any deductible, provided that Seller's insurance coverage is in the amount customary for the radio broadcasting industry.

         6.5. TRANSMITTER BUILDING SPACE LEASE. The transmitter building that houses the Station's transmitters is also used by Seller to store spare parts, etc. for other stations. For one year following the Closing, Buyer will permit Seller to utilize the entire basement portion of the transmitter building for storage and will permit reasonable access to such storage space. There shall be no separate consideration, other than this Agreement, for such arrangement.

         6.6. ENVIRONMENTAL AUDIT. Within 45 days of the date of this Agreement, Buyer may at its sole expense obtain a Phase I environmental audit report (the "PHASE I REPORT") for the Real Property. Buyer shall provide copies of any Phase I Report to Seller promptly after it is completed. If the Phase I Report contains a recommendation that Buyer obtain a Phase II environmental audit report ("PHASE II REPORT"), Buyer may at its sole expense obtain a Phase II Report within 60 days of the date of this Agreement (and promptly thereafter provide it to Seller). Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability to Buyer under this Agreement as to any matter arising under the Environmental Laws actually disclosed by such Phase I or Phase II Reports (if obtained) except as provided in this SECTION 6.6. In the event that a Phase I Report and/or a Phase II Report discloses an environmental condition or matter that is a violation of or requires remediation under an Environmental Law and that materially and adversely affects Buyer's continued use of the Real Property in the manner currently used by Seller or that could reasonably be expected to expose Buyer to any material liability, Buyer shall notify Seller in writing of such matter at the time Seller delivers the Phase I or Phase II Report, as the case may be, and Seller shall have 45 days from Seller's receipt of such notice to remediate or eliminate such condition or matter, PROVIDED, that such matters and conditions can be remediated or eliminated by Seller's expenditure of $300,000 or less, in the aggregate. If the environmental conditions or matters cannot be remediated or eliminated by Seller's expense of $300,000 or less, in the aggregate, Seller shall notify Buyer within 10 days after the end of the 45-day period. Buyer may elect, by providing Seller with notice thereof within 10 days after Buyer's receipt of Seller's notification either (a) to terminate this Agreement, or (b) notwithstanding anything herein to the contrary, to waive all non-compliant environmental conditions and matters and any claims it may have against Seller with respect to any such non-remediated or non-compliant condition or matter actually disclosed in the Phase I Report or Phase II Report, in which case the Closing will proceed as contemplated by this Agreement (subject to its terms and conditions) and Buyer shall receive a $300,000 credit against the Purchase Price otherwise payable pursuant to SECTION 2.1 hereof.

         6.7.     REAL PROPERTY SURVEY AND TITLE COMMITMENTS.

                  (a) Within 45 days after the date of this Agreement, Buyer may obtain at its sole expense a current survey of the Real Property, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements (including guy wire and anchors), easements, party walls, sidewalks, roadmaps, utility lines and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads (the "SURVEY").

                  (b) Within 45 days after the date of this Agreement, Buyer may at its sole expense obtain for the Real Property (either owned or leased) standard ALTA Form B commitments for owner's or lessor's title insurance the Real Property (the "TITLE COMMITMENTS").

                  (c) Buyer shall provide Seller with a copy of the Survey and the Title Commitments within 15 business days of receipt by Buyer, but in no event later than 60 days after the date of this Agreement. Buyer shall give Seller notice of any exception or defect to title in the Title Commitments or any matter revealed by the Survey that materially and adversely affects the use of the Real Property as currently used by Seller (the "OBJECTIONABLE EXCEPTIONS") (i) with respect to the Title Commitments, at the time that Buyer provides Seller with a copy of the Title Commitments, and (ii) with respect to the Survey, within 15 business days of Buyer's receipt of the Survey, but in no event later than 60 days after the date of this Agreement. If Buyer fails to give such notice in a timely manner, Buyer shall be deemed to have accepted all title exceptions or defects in title reported or that would be reported in the Title Commitments or matters revealed or that would be revealed by the Survey other than the Objectionable Exceptions expressly set forth in the notice.

                  (d) Seller shall cure or remove any Objectionable Exception within 45 days from the date of Buyer's notice; provided, however, that if Seller reasonably determines that the cost of removing such Objectionable Exception would exceed $300,000, in the aggregate, or that Seller will be unable to cure or remove an Objectionable Exception within such 45-day period, Seller shall provide Buyer with written notice of such determination within 15 days after the end of such 45-day period. Buyer may then elect, by providing Seller with notice thereof within 10 days after Buyer's receipt of Seller's determination, to either: (a) terminate this Agreement without further obligation or liability hereunder, or (b) notwithstanding anything herein to the contrary, waive all Objectionable Exceptions and any claims it may have against Seller with respect to any such Objectionable Exception and accept the real property covered by such Title Commitment or Survey subject to such Objectionable Exception, in which case the Closing will proceed as contemplated by this Agreement (subject to its terms and conditions) and Buyer shall receive a $300,000 credit against the Purchase Price otherwise payable pursuant to
SECTION 2.1.

                  (e) Notwithstanding the foregoing, none of the following shall constitute an Objectionable Exception: (i) the preprinted or standard exceptions on the current ALTA owner's or lessee's form; and (ii) Permitted Liens; provided, however, that any Lien securing a monetary obligation of Seller (other than any Lien arising under the Real Property Lease assumed by Buyer pursuant to SECTION 1.4), including any Lien for Taxes, shall be deemed an Objectionable Exception whether or not Buyer gives written notice of such, and shall be removed by Seller at or before the Closing.

         6.8. ESTOPPEL CERTIFICATE. Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the landlord with respect to the Real Property Lease.


                                    ARTICLE 7
                              CONDITIONS PRECEDENT

         7.1. TO BUYER'S OBLIGATIONS. The obligations of Buyer hereunder are, at its option, subject to satisfaction or waiver by Buyer, at or prior to the Closing Date, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of that date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time), except to the extent changes are permitted under SECTION 6.1 of this Agreement. All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or prior to the Closing Date shall have been complied with or performed by Seller in all material respects.

                  (b) GOVERNMENTAL CONSENTS. The FCC shall have granted the FCC Consent, and the FCC Consent shall have become a Final Order. All applicable waiting periods under the HSR Act with respect to the transaction contemplated by this Agreement (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the Federal Trade Commission or the Department of Justice challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Seller shall have made or stand willing to make all deliveries required under SECTION 8.1.

         7.2. TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder are, at its option, subject to satisfaction or waiver by Seller, at or prior to the Closing Date, of each of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of that date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time). All of the terms, covenants and conditions to be complied with or performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed by Buyer in all material respects.

                  (b) GOVERNMENTAL CONSENTS. The FCC shall have granted the FCC Consent. All applicable waiting periods under the HSR Act with respect to the transaction contemplated by this Agreement (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the Federal Trade Commission or the Department of Justice challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Buyer shall have made or stand willing to make all deliveries required under SECTION 8.2 and shall have paid or stand willing to pay the Purchase Price as provided in ARTICLE 2.

                                    ARTICLE 8
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         8.1. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                  (a) a certificate, dated as of the Closing Date, executed by an officer of Seller, certifying that the closing conditions specified in
SECTION 7.1(a) have been satisfied;

                  (b) a certificate of good standing for Seller and certified copies of any required resolutions of the board of directors or shareholder of Seller, as applicable;

                  (c) instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer's counsel, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including the following:

                          (i)    an assignment of the FCC Licenses;

                          (ii)   a bill of sale for the Tangible Personal
                                 Property;

                          (iii) a warranty deed in the form customarily used in commercial real property transactions in the State of Illinois; and

                          (iv) an assignment of Seller's rights under the Real Property Lease;

                  (d) a properly executed statement from each Seller pursuant to Treasury Regulation Section 1.1445-2(b)(2) for purposes of satisfying Buyer's obligations under Section 1445 of the Internal Revenue Code of 1986 and the regulations thereunder; and

                  (e) such other documents as may reasonably be requested by Buyer.

         8.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                  (a) a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying that the closing conditions specified in
SECTION 7.2(a) have been satisfied;

                  (b) a certificate of good standing for Buyer and certified copies of any required resolutions of the board of directors or shareholder of Buyer, as applicable;

                  (c) an assumption agreement, in form and substance reasonably satisfactory to Seller's counsel pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Real Property Lease;

                  (d) the Purchase Price in immediately available wire transferred federal funds as provided in ARTICLE 2;

                  (e)     the Qualified Intermediary Documents; and

                  (f) such other documents as may reasonably be requested by Seller.


                                    ARTICLE 9
                           INDEMNIFICATION, SURVIVAL

         9.1. SELLER'S INDEMNITIES. From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its affiliates and their respective directors, officers, employees and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, liabilities, losses, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses ("CLAIMS"), resulting from:

                  (a) any liabilities of Seller not assumed by Buyer hereunder; or

                  (b) any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any instrument delivered by Seller to Buyer hereunder.

         9.2. BUYER'S INDEMNITIES. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its affiliates and their respective directors, officers, employees and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all Claims, resulting from:

                  (a)     the Assumed Obligations; or

                  (b) any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained herein or in any instrument delivered by Buyer to Seller hereunder.

         9.3.     PROCEDURE FOR INDEMNIFICATION.   The procedure for
indemnification shall be as follows:

                  (a) The party seeking indemnification under this ARTICLE 9 (the "CLAIMANT") shall give notice to the party from whom indemnification is sought (the "INDEMNITOR") of any claim, whether solely between the parties or brought by a third party, reasonably specifying (i) the factual basis for the claim, and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant's failure has not materially prejudiced Indemnitor's ability to defend the claim or litigation.

                  (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty
(30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

         9.4.     LIMITATIONS.

                  (a) Neither Seller nor Buyer shall have any obligation to the other party for any matter described in SECTION 9.1 or SECTION 9.2, as the case may be, except upon compliance by the other party with the provisions of this ARTICLE 9, particularly SECTION 9.3.

                  (b) Neither party shall be required to indemnify the other party under this ARTICLE 9 unless (i) written notice of a claim under this
ARTICLE 9 was received by the party within the pertinent survival period specified in SECTION 9.5 and (ii) unless and until the aggregate amount of claims (other than indemnification obligations pursuant to SECTION 9.1(b) OR 9.2(b) for which there shall be no "basket") against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $25,000, and then only for the excess over $25,000. Neither party shall have any liability to the other party under any circumstances for special, consequential, punitive or exemplary damages, and in no event shall Seller's total liability to Buyer under this Agreement exceed $5,000,000.

         9.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants, indemnities and other agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of twelve months after the Closing Date (the "SURVIVAL PERIOD"). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

         9.6.     SOLE REMEDY.   After the Closing, the right to indemnification
under this ARTICLE 9 shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement.


                                   ARTICLE 10
                               TERMINATION RIGHTS

         10.1.    TERMINATION.

                  (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                          (i) if the other party is in material breach of this Agreement and such breach has not been waived by the party giving such termination notice;

                          (ii) if there shall be in effect any final judgment, decree or order that would prevent or make unlawful the Closing or if the FCC denies the FCC Application or designates that application for a trial-type hearing; or

                          (iii) if the Closing has not occurred by the date that is twelve months after the date on which the FCC Application was accepted for filing by the FCC (the "UPSET DATE").

                  (b) This Agreement may be terminated by mutual written consent of Buyer and Seller.

                  (c) If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under SECTION 10.1(a)(i), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have twenty days from receipt of such notice to cure such default; provided, however, that if the breach or default is due to no fault of the defaulting party and is incapable of cure within such 20-day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure. Nothing in this SECTION 10.1(c) shall be interpreted to extend the Upset Date.

         10.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to SECTION 10.1, this Agreement (other than SECTION 6.2(b), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this ARTICLE 10 and in ARTICLE 11.

                                   ARTICLE 11
                   REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE

         11.1. DEFAULT BY SELLER; SPECIFIC PERFORMANCE. If Seller breaches or defaults in its obligations under this Agreement, Buyer may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Seller court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. In such event, Buyer shall be entitled to obtain specific performance of the terms of this Agreement. As a condition to seeking specific performance, Buyer shall not be required (i) to post bond, prove actual damages or furnish other security or (ii) to have tendered the Purchase Price specified in ARTICLE 2 of this Agreement, but shall be ready, willing and able to do so.

         11.2. DEFAULT BY BUYER. If this Agreement is terminated by Seller pursuant to

SECTION 10.1(a)(i), and if Buyer shall be in material breach or default of any of its obligations set forth in this Agreement, then Buyer shall pay Seller $3,000,000 as liquidated damages, in full settlement of any damages of any kind or nature that Seller may suffer as a result thereof, it being understood and agreed that the amount of liquidated damages represents the reasonable estimate of the parties of actual damages and does not constitute a penalty. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable legal fees and expenses incurred by it in enforcing its rights hereunder.

                                   ARTICLE 12
                                OTHER PROVISIONS

         12.1. TRANSFER TAXES AND EXPENSES. All recordation, transfer, documentary, excise, sales or use taxes or fees imposed on this transaction shall be paid by the party so responsible under applicable law. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         12.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may not assign its rights under this Agreement without Seller's prior written consent, which consent may be withheld in Seller's sole discretion, other than to a wholly subsidiary of Buyer, provided that such assignment does not delay the Closing and will not relieve Buyer of its obligations hereunder.

         12.3. ENTIRE AGREEMENT; SCHEDULES; AMENDMENT; WAIVER. This Agreement, and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements and understandings relating to the matters provided for herein. Any matter that is disclosed in a schedule hereto in such a way as to make its relevance to the information called for by another schedule readily apparent shall be deemed to have been included in such other schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         12.4. HEADINGS. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         12.5. COMPUTATION OF TIME. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next business day.

         12.6. GOVERNING LAW; WAIVER OF JURY TRIAL. The construction and performance of this Agreement shall be governed by the law of the State of New York without regard to its principles of conflict of law, and the exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in the State of New York. BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

         12.7. ATTORNEY FEES. In the event of any dispute between the parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys' fees and expenses incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

         12.8. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         12.9. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request:

If to Seller:

         Infinity Broadcasting Corporation
         40 West 57th Street, 14th Floor
         New York, NY  10019
         Attention:   Mr. Farid Suleman
         Facsimile:   212-314-9336

With a copy (which shall not constitute notice) to:

         Leventhal, Senter & Lerman P.L.L.C.
         2000 K Street, N.W., Suite 600

         Washington, D.C.  20006-1809
         Attention:   Steven A. Lerman, Esq.
         Facsimile:   202-293-7783

If to Buyer:

         Salem Communications Corporation
         4880 Santa Rosa Road, Suite 300
         Camarillo, CA  93012
         Attention:   Jonathan L. Block, Esq.
         Facsimile:   805-384-4505


Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Faxed copies of the Agreement and faxed signature pages shall be binding and effective as to all parties and may be used in lieu of the original Agreement, and, in particular, in lieu of original signatures, for any purpose whatsoever.

                                   ARTICLE 13
                                   DEFINITIONS

         13.1. DEFINED TERMS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

         "ASSUMED OBLIGATIONS" shall have the meaning set forth in SECTION 1.4.

         "BUYER" shall have the meaning set forth in the preamble to this Agreement.

         "CLAIMANT" shall have the meaning set forth in SECTION 9.3.

         "CLAIMS" shall have the meaning set forth in SECTION 9.1.

         "CLOSING" shall have the meaning set forth in SECTION 1.1.

         "CLOSING DATE" shall mean the date on which the Closing is completed.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "DAMAGED ASSET" shall have the meaning set forth in SECTION 6.4.

         "EFFECTIVE TIME" shall have the meaning set forth in SECTION 2.4.

         "ENVIRONMENTAL LAWS" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment including the FCC's regulations concerning radio frequency radiation.

         "FCC" shall mean the Federal Communications Commission.

         "FCC APPLICATION" shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses from Seller to Buyer.

         "FCC CONSENT" shall mean the action by the FCC granting the FCC Application.

         "FCC LICENSES" shall have the meaning set forth in SECTION 1.2.

         "FINAL ORDER" shall mean an action by the FCC (i) which has not yet been vacated, reversed, stayed or suspended; (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under Communications Act and the rules and regulations of the FCC, has expired.

         "HAZARDOUS MATERIALS" shall mean all hazardous or toxic substance, material or waste which, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall not include ordinary quantities of consumer or commercial products used in the normal course of broadcast station operations, including grounds and building operation and maintenance.

         "HSR ACT" shall have the meaning set forth in SECTION 5.2.

         "INDEMNITOR" shall have the meaning set forth in SECTION 9.3.

         "LIENS" shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, conditional sales agreements, leases, encumbrances, claims or other defects of title, but shall not include
(i) liens for current Taxes not yet due and payable; (ii) other inchoate liens imposed by law (such as landlord's, materialman's, mechanic's, carrier's, worker's and repairman's liens) arising in the ordinary course of business (provided that such liens do not interfere in any material respect with the use of the Station Assets as currently used and that Seller remains liable for paying such liens); (iii) income-producing leases or subleases to third parties; and (iv) defects in title or other matters that do not materially adversely affect the continued use of the property as currently used by Seller (the exceptions set forth in clauses (i) through (iv) being collectively referred to herein as "Permitted Liens").

         "OBJECTIONABLE EXCEPTIONS" shall have the meaning set forth in SECTION 6.7.

         "OWNED REAL PROPERTY" shall have the meaning set forth in SECTION 1.2.

         "PHASE I REPORT" shall have the meaning set forth in SECTION 6.6.

         "PHASE II REPORT" shall have the meaning set forth in SECTION 6.6.

         "PURCHASE PRICE" shall have the meaning set forth in SECTION 2.1.

         "QUALIFIED INTERMEDIARY DOCUMENTS" shall have the meaning set forth in
SECTION 1.6.

         "REAL PROPERTY" shall have the meaning set forth in SECTION 1.2.

         "REAL PROPERTY LEASE" shall have the meaning set forth in SECTION 1.2.

         "REFEREE" shall have the meaning set forth in SECTION 2.4.

         "SELLER" shall have the meaning set forth in the preamble to this Agreement.

         "STATION" shall have the meaning set forth in the preamble to this Agreement.

         "STATION ASSETS" shall have the meaning set forth in SECTION 1.2.

         "SURVEY" shall have the meaning set forth in SECTION 6.7.

         "SURVIVAL PERIOD" shall have the meaning set forth in SECTION 9.5.

         "TANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in
SECTION 1.2.

         "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

         "TITLE COMMITMENTS" shall have the meaning set forth in SECTION 6.7.

         "TO BUYER'S KNOWLEDGE" or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Buyer.

         "TO SELLER'S KNOWLEDGE" or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Seller or the general manager of the Station.

         "UPSET DATE" shall have the meaning set forth in SECTION 10.1.

         13.2.    MISCELLANEOUS TERMS.   The term "OR" is disjunctive; the term
"AND" is conjunctive. The term "SHALL" is mandatory; the term "MAY" is permissive. Masculine terms apply to females; feminine terms apply to males. The term "INCLUDES" or "INCLUDING" is by way of example and not limitation.


                          [Signatures follow this page]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                           SELLER:

                           INFINITY BROADCASTING
                           CORPORATION OF ILLINOIS

                           By:
                              --------------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                           INFINITY BROADCASTING
                           CORPORATION

                           By:
                              --------------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                           BUYER:

                           SALEM COMMUNICATIONS
                           CORPORATION

                           By:
                              --------------------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                  --------------------------------------------------------------

                                                                       EXHIBIT A

                           FORM OF ASSIGNMENT, ACCEPTANCE AND NOTICE

                                                                      EXHIBIT  B

                  FORM OF REASSIGNMENT AND ASSUMPTION AGREEMENT

            ---------------------------------------------------------



                            ASSET PURCHASE AGREEMENT

                                      among

                        INFINITY BROADCASTING CORPORATION
                                  OF ILLINOIS,
                        INFINITY BROADCASTING CORPORATION

                                       and

                        SALEM COMMUNICATIONS CORPORATION

                          Dated as of November 6, 2000

            ---------------------------------------------------------

         EXHIBITS

                      A      Form of Assignment, Acceptance and Notice
                      B      Form of Reassignment and Assumption Agreement

         SCHEDULES

                      1.2(a) FCC Licenses
                      1.2(b) Tangible Personal Property
                      1.2(c) Real Property
                      1.3(l) Excluded Assets

                              DISCLOSURE SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT
                                      AMONG
                        INFINITY BROADCASTING CORPORATION
                                  OF ILLINOIS,
                       INFINITY BROADCASTING CORPORATION,
                                       AND
                        SALEM COMMUNICATIONS CORPORATION
                                       FOR
                              WXRT(AM), CHICAGO, IL

                          DATED AS OF NOVEMBER 6, 2000

                  Reference is made to the Asset Purchase Agreement (the "AGREEMENT"), dated as of November 6, 20000, among Infinity Broadcasting Corporation of Illinois, Infinity Broadcasting Corporation and Salem Communications Corporation. These Schedules are the "Schedules" referred to in the Agreement. Capitalized terms used in these Schedules and not otherwise defined herein are used as defined in the Agreement.

                  These Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of Seller except as and to the extent expressly provided in the Agreement. The fact that any item of information is contained herein shall not be construed to mean that such information is required to be disclosed in or by the Agreement. Such information shall not be used as a basis for interpreting the term "material", "materially" or "materiality" in the Agreement. Any matter disclosed in one section or subsection hereof shall be deemed to be disclosed in all sections or subsections hereof and for all purposes of these Schedules and the Agreement. The headings in these Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the sections of these Schedules as set forth in the Agreement.

                         SCHEDULE 1.2(a) - FCC LICENSES

        WXRT(AM), CHICAGO, ILLINOIS

        Main Station License       BR-19960731ZZ          Exp. December 1, 2004
                                    BL-19930420AC

        Tower Registrations:  FCC numbers 1009053, 1009054, 1009055 and 1009056.

        Note: As set forth in SCHEDULE 1.3(l), call sign WXRT(AM) is an Excluded Asset.

                  SCHEDULE 1.2(b) - TANGIBLE PERSONAL PROPERTY

         5 towers (four are registered - - FCC registration numbers 1009053, 1009054, 1009055 and 1009056 - - one is not required to be registered) and associated directional phasing equipment

         Transmitter building that houses the WXRT(AM) transmitters (note: building is in disrepair)

         See also attached list

                         SCHEDULE 1.2(c) - REAL PROPERTY

         OWNED REAL PROPERTY

         Parcels (Permanent Real Estate Index Numbers 09-16-402-041-0000, 09-16-402-042-0000 and 09-16-402-043-0000) located in Des Plaines,
         Illinois, and identified in deed from Plough Broadcasting Company, Inc. to Infinity Broadcasting Corporation of Illinois filed on July 20, 1984

         LEASED REAL PROPERTY

         Lease dated March 23, 1965, by and between LaSalle National Bank and Plough Broadcasting Company, Inc. (consent to assignment not required)

         BUILDING

         Transmitter building that houses the WXRT(AM) transmitters (note: building is in disrepair)

         Notes:

                  1. Prior to Closing, Seller will advise Buyer, based on the Survey, whether the towers and transmitter building are located on the Owned Real Property or the Leased Real Property.

                  2. Seller has been unable to locate any title insurance policies or commitments, surveys or environmental assessments for the Real Property.

                        SCHEDULE 1.3(l) - EXCLUDED ASSETS

         All time sales agreements

         All trade agreements

         All programming agreements and other intellectual property associated with the Station